[ITEX CORPORATION LETTERHEAD]              Exhibit 5.1





                                  May 20, 1998

ITEX Corporation
One Lincoln Center
10300 S.W. Greenburg Road, Suite 370
Portland, OR 97223

Ladies and Gentlemen:

         In the position of employed General Counsel, I have acted as counsel to ITEX Corporation, a Nevada corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to 2,970,000 shares of Common Stock issuable pursuant to the Company's 1996, 1997 and 1998 Key Employees' Incentive Stock Option Plans adopted by the
Company's Board of Directors on December 15, 1995, December 27, 1996 and September 3, 1997, respectively, and approved by the Shareholders of the Company on May 3, 1996 with respect to the 1996 Plan and on February 6, 1998 with respect to the 1997 and 1998 Plans (the "1996 Plan", "1997 Plan" and "1998 Plan" respectively).

         In connection with the foregoing, I have examined, among other things, the Plan and originals or copies, satisfactory to me, of all corporate records and of all agreements, certificates and other documents as I deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed as genuine all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to me as originals and the conformity with the original documents of documents submitted to me as copies or facsimiles thereof. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company. I have assumed that the certificates representing the shares issued pursuant to each Plan will each be duly executed and delivered in accordance with applicable law.

         Based upon the foregoing, I am of the opinion that the shares, if and when issued in accordance with each Plan, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/DONOVAN C. SNYDER
DONOVAN C. SNYDER
Attorney at Law